EXHIBIT 99.c

CERTIFICATION

November 10, 2008

SECURITIES AND EXCHANGE COMMISSION

SEC Building

EDSA

Mandaluyong City

Gentlemen:

We write in reference to the SEC Form 19-1 filed by EGS Acquisition Co LLC or its assignee (the “Bidder”; also referred to as the “Purchaser” in the Offer to Purchase, Exhibit A to SEC Form 19-1 filed by the Bidder with the Securities and Exchange Commission on November 10, 2008) for a tender offer for all the issued and outstanding common shares, par value PhP2.00 per share, (the “Common Shares”, of eTelecare Global Solutions, Inc., a Philippine corporation (the “Company”), and all American Depositary Shares of the Company, each representing one Common share (the “Offer”).

As the financial adviser of the Bidder, we hereby confirm: (i) the availability of up to $300 million equity commitments in favor of the Bidder subject to the satisfaction of the conditions provided for, and pursuant to the terms of, the relevant commitment letters, and (ii) that such financial resources should be sufficient for the Bidder to satisfy full acceptance of the Offer.  This confirmation has been provided to meet the requirements of the Philippine tender offer rules and is attached as an exhibit to the SEC Form 19-1 filed by the Bidder.

Very truly yours,

N M Rothschild & Sons

(Singapore) Limited

By:

/s/ Honorio Poblador IV
Name:	Honorio Poblador IV
Title:	Director